UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        September 30, 2008

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Convertible Notes Purchase Agreement

On September 30, 2008, Las Vegas Sands Corp. (the “Company”) entered into a Convertible Note Purchase Agreement with Dr. Miriam Adelson (the “Purchaser”), the wife of Sheldon G. Adelson, the Company’s principal stockholder, chairman and chief executive officer (the “Convertible Note Purchase Agreement”). Pursuant to the Convertible Note Purchase Agreement, the Company sold, in a private placement transaction, $475.0 million in aggregate principal amount of its 6.5% convertible senior notes due 2013 (the “Convertible Notes”) to the Purchaser (the “Convertible Note Issuance”). The Convertible Notes were issued pursuant to an indenture, dated as of September 30, 2008, between the Company and U.S. Bank, National Association, as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto, dated as of September 30, 2008 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Convertible Note Issuance and related transactions were approved by the board of directors of the Company upon the recommendation of a special committee consisting of independent directors.

The Convertible Notes will not be convertible until all necessary approvals have been obtained, including listing of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Convertible Notes on the New York Stock Exchange, and, in the case of Convertible Notes held by the Purchaser, until the stockholder approval of the issuance of Common Stock upon conversion of the Convertible Notes is effective. Stockholders holding approximately 68.9% of the outstanding Common Stock approved the issuance of Common Stock upon conversion of the Convertible Notes on September 30, 2008 (the “Stockholder Action”). The Stockholder Action will not be effective until 20 days after the Company mails to all of its stockholders an information statement on Schedule 14C under the Securities Exchange Act of 1934 (the “Information Statement”) regarding the Stockholder Action. Pursuant to the Convertible Note Purchase Agreement, the Company covenanted to prepare, file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders the Information Statement. If the Company does not obtain all required approvals within 120 days of the issuance of the Convertible Notes, thereafter and until the Company receives all required Approvals, the Company will pay a fee based on a rate of 2.00% per annum on the aggregate amount of Convertible Notes outstanding.

The Company made certain customary representations and warranties concerning the Company. In addition, the Company agreed to reimburse the Purchaser for expenses incurred in connection with the preparation, negotiation, execution and delivery of the Convertible Note Purchase Agreement and related transaction documentation.

For a summary description of the terms of the Convertible Notes and the Indenture governing the Convertible Notes, see the description set forth below under Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

Amended and Restated Registration Rights Agreement

On September 30, 2008, in connection with Convertible Note Issuance, the Company entered into an Amended and Restated Registration Rights Agreement among the Company, the Purchaser, and certain other stockholders party thereto (the “Amended and Restated Registration Rights Agreement”). Pursuant to the

Amended and Restated Registration Rights Agreement, the Purchaser has been granted the same registration rights with respect to the Convertible Notes and shares of the Company’s Common Stock issuable upon conversion of the Convertible Notes as the registration rights previously granted to Mr. Adelson and certain trusts for the benefit of the Adelson family that were parties to the Registration Rights Agreement, dated as of December 20, 2004, among the Company and the stockholders party thereto (such persons, together with the Purchaser, the “Adelson Holders”).

Under the Amended and Restated Registration Rights Agreement, subject to certain conditions, the Adelson Holders have demand and Form S-3 registration rights. The Adelson Holders and the other parties to the agreement also have certain piggyback registration rights. If the Company fails to comply with its obligations to file a registration statement in respect of the Convertible Senior Notes or the shares of Common Stock issuable upon conversion thereof within 90 days of a registration request by the Adelson Holders, or such a registration statement ceases to be effective or otherwise usable for a specified period of time (each, a “Registration Default”), then the Company will pay liquidated damages to the Adelson Holders holding Convertible Senior Notes equal to (i) one half of one percent (50 basis points) per annum on the aggregate amount of Convertible Notes held by Adelson Holders that remain subject to transfer restrictions, during the period up to and including the 90th day during which the Registration Default has occurred and is continuing, and (ii) one percent (100 basis points) per annum on the aggregate amount of Convertible Notes held by Adelson Holders that remain subject to transfer restrictions, during the period subsequent to the 91st day during which such Registration Default has occurred and is continuing.

Investor Rights Agreement

On September 30, 2008, in connection with Convertible Note Issuance, the Company entered into an Investor Rights Agreement between the Company and the Purchaser (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, subject to certain exceptions, the Purchaser, Mr. Adelson and certain trusts for the benefit of the Adelson family (the “Adelson Rights Holders”) were granted pre-emptive rights with respect to any future proposed issuance or sale by the Company of equity interests (including convertible or exchangeable securities), pursuant to which they will be able to purchase a portion of the offered equity interests based on their fully diluted Common Stock ownership interests in the Company.

The Investor Rights Agreement also grants the Adelson Rights Holders the right to exchange any Convertible Notes held by them for any Qualified Securities to be issued after the date thereof for cash by the Company or any of its subsidiaries. Qualified Securities include (i) bonds rated below investment grade, or any similar debt securities and (ii) convertible notes or similar equity securities. Finally, the Company agreed to indemnify the Adelson Rights Holders for certain liabilities.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT.

As described above under Item 1.01, on September 30, 2008, pursuant to the Convertible Note Purchase Agreement, the Company issued $475.0 million of Convertible Notes to the Purchaser at a purchase price equal to 100.0% of the principal amount thereof. The Convertible Notes are governed by the terms of the Indenture, and are convertible into the Common Stock under the terms and conditions set forth in the Indenture.

The Convertible Notes bear interest at a rate of 6.5% per year, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2009. The Convertible Notes will mature on October 1, 2013 (the “Maturity Date”), unless earlier converted or repurchased by us. The interest rate on the Convertible Notes will be increased by 2% per annum upon (a) the failure to pay in full the Convertible Notes on the Maturity Date or (b) the failure to pay interest on the Convertible Notes on a quarterly  basis after any applicable grace periods, in each case, until such circumstance has been remedied in full.

The conversion rate is initially 20.1410 shares of Common Stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of approximately $49.65 per share of Common Stock). The conversion rate will be subject to anti-dilution adjustments in respect of stock splits, recapitalizations or similar events, including, without limitation, full-ratchet adjustments upon the occurrence of below market issuances of Common Stock or any issuance of Common Stock below the per share value implied by the conversion rate then in effect. The conversion rate will not be adjusted for accrued interest.

Following any fundamental change that occurs prior to the maturity date, the Company will be required to make an offer to purchase the Convertible Notes at a price of 101% of the then outstanding principal amount thereof, plus accrued and unpaid interest to the date of purchase.

In addition, following certain fundamental changes that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such fundamental change in certain circumstances. The increase in the conversion rate will be determined based on a formula that will take into consideration the Company’s stock price at the time of the fundamental change (ranging from $33.10 to $400.00 per share) and the remaining time to maturity of the Convertible Notes).

The Convertible Notes will not be callable by the Company; however, the Convertible Notes will be subject to standard mandatory disposition and redemption requirements following certain determinations by the applicable gaming authorities.

The Indenture contains covenants that, subject to certain exceptions and conditions, limit the ability of the Company to enter into sale and leaseback transactions in respect of its principal properties, create liens on its principal properties and consolidate, merge or sell all or substantially all of its directly held assets.

The Convertible Notes and the shares of our Common Stock issuable in certain circumstances upon conversion of the Convertible Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company sold the Convertible Notes to the Purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information above under Item 1.01, Entry Into a Material Definitive Agreement and Item 2.03, Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant, is hereby incorporated by reference into this Item 3.02.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As previously disclosed on a Current Report filed July 30, 2008, the Company’s Board of Directors appointed Michael Quartieri, 40, as the Company’s principal financial officer. In connection with Mr. Quartieri’s original employment as the Company’s corporate controller, the Company entered into an employment agreement with Mr. Quartieri. The employment agreement was effective as of October 1, 2006 and expires on September 30, 2009.

Pursuant to the employment agreement, Mr. Quartieri has the duties and responsibilities commensurate with the position of corporate controller and those that may be assigned to him by the Company from time to time.

Under the employment agreement, Mr. Quartieri is entitled to receive other employee benefits generally made available to the Company’s employees.

In the event of a termination of Mr. Quartieri’s employment for cause (as defined in his employment agreement), all salary and benefits immediately cease. In the event of a termination of Mr. Quartieri’s employment by the Company without cause, the Company is obligated to pay Mr. Quartieri his base salary for the lesser of (i) a period of twelve full months or (ii) the remainder of the term of his employment agreement as of the time of termination.

In the event that the employment agreement expires, is not extended by the parties and Mr. Quartieri remains in the employee of the Company, Mr. Quartieri would be deemed to be an “at-will” employee and the Company may terminate Mr. Quartieri with or without cause without any further liability.

ITEM 7.01	REGULATION FD DISCLOSURE.

Commencing September 30, 2008, the Company’s U.S. senior secured credit facility and furniture, fixtures and equipment credit facility required our Las Vegas operations to comply with certain financial covenants, including a covenant to maintain a maximum leverage ratio of net debt, as defined, to trailing twelve-month adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”). In order to maintain compliance with the maximum leverage ratio, we must achieve increased levels of Adjusted EBITDA at our Las Vegas properties; elect to make a capital contribution of up to $50.0 million to our Las Vegas operations (such contribution having the effect of increasing Adjusted EBITDA by up to a maximum of $50.0 million per quarter for purposes of calculating maximum leverage (the “EBITDA true-up”)); or both. The EBITDA true-up is available during any quarter, provided that if it is used in two consecutive quarters, it may not be used again until the maximum leverage ratio is satisfied without giving effect to any previous EBITDA true-up amounts elected to be counted in Adjusted EBITDA. Since our Las Vegas Adjusted EBITDA levels did not increase sufficiently, we completed the offering of the Convertible Notes described in Item 2.03 above and immediately contributed the proceeds from the offering to Las Vegas Sands, LLC to reduce the net debt of the credit parties to our domestic credit facilities, and will elect to use the EBITDA true-up provision in order to maintain compliance with the maximum leverage ratio for the quarterly period ending September 30, 2008.

In the future, if we do not achieve significantly increased levels of Adjusted EBITDA through improved operating results at our Las Vegas operations, we would consider (i) raising additional capital at the parent or operating company levels, (ii) exercising the EBITDA true-up provision or (iii) obtaining amendments or waivers from the lenders under our credit facilities.

ITEM 8.01	OTHER EVENTS.

On September 30, 2008, the Company issued a press release announcing that Sheldon G. Adelson, its chairman, chief executive officer and principal stockholder, and his family have completed an investment in the Company by purchasing $475.0 million of 6.5% senior convertible notes due 2013 from the Company. A copy of the press release is attached as Exhibit 99.1 to this report and is hereby incorporated by reference into this item.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
99.1	Press Release, dated September 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 30, 2008

LAS VEGAS SANDS CORP.
By:	/s/ William P. Weidner
Name: William P. Weidner Title: President and Chief Operating Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
99.1	Press Release, dated September 30, 2008.